Exhibit 10.3

NORANDA ALUMINUM HOLDING CORPORATION

Management Incentive Compensation Plan Term Sheet

Set forth below are the key management compensation terms by which the undersigned parties agree to abide by upon the consummation of the acquisition (the “Transaction”) of Noranda Aluminum Holding Corporation (including its subsidiaries, the “Company”) by an affiliate of Apollo Management VI, LP (“Apollo”).

Name:	William Brooks (“you” or the “Executive”)

Position:	Chief Executive Officer (“CEO”). The Executive will also be Chairman of the Board of Directors of the Company subject to the provisions described below.

Initial Term:	Three years.

Severance:	In the event that your employment as CEO is terminated by the Company during the contract period Without Cause or you resign your employment for Good Reason (such circumstances, an “Involuntary Termination”), it is Apollo’s intention to name you as Non-Executive Chairman of the Board of Directors for a term beginning on the date of termination or resignation and ending three years from the closing of the acquisition. If, in the event of an Involuntary Termination as CEO, Apollo reasonably determines at such time that it is in the best interests of the Company not to offer you the position of Chairman, or otherwise cannot maintain a regular seat on the Board of Directors for you at such time, you shall nevertheless be entitled to the compensation described below.

Compensation:	CEO. As CEO, you shall continue to receive your current base salary of $436,800. You shall also be eligible for a performance based bonus with a target of 50% of Base Salary. The Bonus Plan adopted by the Board will contemplate discretionary bonuses in addition to bonuses based on performance.

In the event of an Involuntary Termination as CEO during any calendar year, you shall continue to receive your full salary and, if applicable, target bonus, paid as though you had continued to work as CEO for such full calendar year. Thereafter, you shall you shall receive compensation of $300,000 per year until the third anniversary of the closing, provided that, if you are offered a position on the Board, you agree to serve.

Under all circumstances, during the three year period following closing (other than a termination for Cause), you will also continue to be entitled to the same level of benefits you received as CEO.

You will not be entitled to any severance in the event that your employment with the Company is terminated for Cause. However, in the event of your Disability or Death the Company will continue to pay your base salary (as CEO or as a director, as applicable).

As of the closing of the Transaction, any other employment, severance, change of control or related agreements between the Company and the Executive will be terminated and superseded by definitive documentation consistent with this term sheet.

Cause is generally defined to include your commission of a crime or an act of moral turpitude, a willful commission of an act of dishonesty or a material breach of your obligations as President and Chief Executive Officer.

Resignation for Good Reason generally means a material reduction in your responsibilities or compensation (not including any diminution related to a broader compensation reduction that is not limited to you specifically).

Continued Board Service:	In the event that you continue to serve on the Board following the third anniversary of the closing, you and Apollo will agree on a mutually acceptable level of compensation based in part on the amount of time you devote to your duties as a director.

Management Investment:	Management, including the Executive, would invest as part of the Transaction at a valuation equal to Apollo’s investment valuation. Management will purchase securities which are economically equivalent to the securities acquired by Apollo.

Apollo will work with management to allow management to satisfy their investment in a tax efficient manner. The structure of the management investment will be determined prior to closing.

Structure:	To the extent the Transaction is consummated through a holding company structure, each investor in the holding company will hold, in the same proportion, a strip of common stock and preferred stock (or other applicable securities).

Investment Amount:	$450,000

Option Plan:	Concurrent with the consummation of the Transaction, an option plan will be created and options to acquire shares of common stock will be issued to management. Management will be permitted to make investments and receive options pursuant to individual letter agreements between management employees and the Company. These options will be exercisable for shares at an exercise price equivalent to the price paid by Apollo and management for shares of common stock acquired by them in connection with the Transaction.

Based upon the Investment Amount indicated above, the Executive would be awarded the options described below under “Options.”

Shareholder Agreement:	Management will be party to a shareholders agreement or an investor rights agreement and option agreement providing for, among other things

•        tag along rights (subject to customary underwriter cutbacks in an IPO) that will permit you to sell securities, on a pro rata basis, in any transaction following which Apollo disposes of at least 10% of its position;

• drag-along rights which will require you to sell securities, on a pro rata basis, in any transaction following which Apollo disposes of at least 10% of its position;

•        piggy back registration rights entitling you to register your shares of Common Stock (or other applicable securities) in the event that the Company files a Form S-4 or S-8 Registration Statement with the Securities and Exchange Commission;

• permitted transfers for estate-planning purposes; and

• customary non-compete/non-solicitation provisions.

Options:	In connection with your direct investment in the Company, you will be granted options to acquire 68,100 shares of common stock, with a strike price per share equal to $10.00 (Apollo’s purchase price for equity).

The options will vest in two categories:

(i) One half will vest annually over 3 years in equal tranches (“Tranche A Options”); and

(ii)    One half will vest on the 8th anniversary of the grant date provided that vesting shall be accelerated at such time as Apollo realizes at least a 25% rate of return based on cash proceeds received by Apollo.

In the event of a sale of the Company, all unvested Tranche A Options shall vest on the eighteen month anniversary of the consummation of such sale; provided that, if at any time during the eighteen month period following such sale, your employment ceases for any reason other than (i) a termination for Cause, your Tranche A Options shall immediately vest.

Right to Repurchase:	In the event that the Company terminates your employment for Cause or you resign your employment without Good Reason, the Company shall have the right to repurchase all of your Common Stock at the lesser of (i) your original purchase price or (ii) Fair Market Value. If your employment is terminated or you resign for any other reason than the reasons set forth in the prior sentence, the Company may elect to purchase your Common Stock in the Company at Fair Market Value.

By signing below, the parties agree that this term sheet will be binding upon the parties and constitutes a binding commitment on the part of the undersigned executive to invest the Investment Amount, subject to the conditions indicated above, the closing of the Transaction on terms proposed by Apollo in the definitive Transaction documentation, and final documentation among the parties, which will be negotiated in good faith. Until the later of 6 months from the date hereof and the termination of the definitive Transaction documentation, the Executive agrees to work exclusively with Apollo toward consummation of a transaction involving the acquisition by a third party of all or a material portion of the Company’s equity.

Signed,
APOLLO MANAGEMENT VI, L.P.

By:	/s/ William Brooks		By:	/s/ Eric L. Press
	Name:	William Brooks		Name:	Eric L. Press

Date: May 24, 2007

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